EXHIBIT 99.1
3315 Marquart St., Suite 206
Houston, TX  77027
Tel: 713.771.5500  Fax: 713.771.5556
Website (EFOGC):  www.efogc.com
Website (SSE): www.ssenergyllc.com

For Immediate Release

EAGLE FORD OIL ACQUIRES SANDSTONE ENERGY

Eagle Ford Oil & Gas Corp. (ECCE.OB) (the “Company”), Houston, Texas, June 20, 2011 announced that today acquired Sandstone Energy, LLC, in exchange for 17,857,113 shares of Common Stock of the Company.  Following the acquisition, the shares issued to the former owners of Sandstone constitute eighty two percent of the Company’s common stock.   In connection with the acquisition, Paul Williams became the Chief Executive Officer, and Ralph “Sandy” Cunningham Jr. became the President and Chief Operating Officer of the Company. Also, Mr. Williams and Tom Lipar were added to the Board of Directors of the Company. Richard Adams, the Company’s former President, will remain with the Company as Chief Financial Officer and as a director.

Until the acquisition Sandstone was privately held.  It is an oil and gas exploration and production company headquartered in the metropolitan area of Houston. The Company specialized in acquiring, exploring and developing oil and gas properties along the Gulf Coast of Texas and Louisiana. Sandstone Energy currently has a 38.75% working interest in approximately 2,400 + acres, in Lee County, Texas. The Company currently has two wells producing oil, the Vick #2 and the Alexander #1 on this property. These are operated by a third party. The Alexander #1 well is being sidetracked with a 2,500 ft. lateral. Both wells are in the Austin Chalk.  The Company anticipates the development potential of 20+ wells on this property. The Company believes that the property has production potential in several zones including the Austin Chalk, Buda, Edwards and Eagle Ford. The Company also plans to acquire additional leases in the Texas-Louisiana Gulf Coast region.

The Company also announced that prior to the acquisition; it had reached an agreement with the Preferred D shareholders to convert their Preferred D stock to common stock and also agreed to issue warrants for the future purchase of common stock. The conversion eliminated the last outstanding preferred stock of the Company.

Management Comments

Mr. Paul Williams, the new Chief Executive Officer of Eagle Ford Oil and Gas said, “The acquisition of Sandstone and the subsequent ability to raise capital will provide Eagle Ford the ability to grow our company and achieve sustainable profitability.  The properties from Sandstone, as well as the prospects, will provide our company with much of the needed cash flow to achieve our goals.” Mr. Williams went on to say; “This acquisition provides a solid foundation to grow the Company and build shareholder value through both drilling and additional acquisitions.”

Forward Looking Statements

The information may include forward-looking statements, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially.  We refer you to the discussion of risk factors that could affect future operating or financial performance in our most recent prospectus and Form 10-K at December 31, 2010, 10-Q at March 31, 2011 and other SEC Filings.  In addition, the Company intends to file reports on Form 8-k as to the acquisition and Sandstone’s financial information in accordance with SEC requirements.

Investor Contact:
Brad Holmes
(713)304-6962
b_holmes@att.net